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                                                                   EXHIBIT 10.58

                              [SELFCARE LETTERHEAD]



                                January 22, 1997



Dear Preferred Shareholder:

                  Re:  Change in Terms of Discount in Your Stock

         Currently, when you wish to convert your preferred stock into common stock in Selfcare, if the 14.5% discount to market price gives you an effective price below $12 per share, then the price you can convert at is the average market price at the time you convert. For example, if the average market price is $13 per share, since a 14.5% discount yields a price that is below $12, the price of conversion would remain $13 per share. Both the letter of intent between Selfcare and Shoreline Pacific authorizing Shoreline Pacific to arrange the financing and the subscription agreements between Selfcare and the preferred shareholders so provide. However, the original intent was that if the 14.5% discount reduced the conversion price below $12 per share, then the conversion would occur at $12 per share. The result is that the discount would be reduced, but not eliminated, within a certain range.

         The resulting confusion is obviously unfortunate. However, Selfcare wishes to maintain a long-term relationship with you and the other preferred shareholders as investors and, to that end, is willing to change your agreements. Accordingly, Selfcare hereby offers to amend Section 5(ii) of your Subscription Agreement to provide that if the Closing Price (as defined therein) is between $14.03 and $12.00, then the Conversion Price will be $12.00 per share.

         If you wish to accept our offer, please sign and return a copy of this letter by February 5, 1997. If we do not receiver your copy by that date, the existing terms of you Subscription Agreement will remain in effect.

                                     Yours sincerely,


                                     /s/ Ron Zwanziger
                                     Ron Zwanziger
                                     Chief Executive Officer

Agreed & Accepted:

Signature:_____________________
Name of signatory:___________________________
Institution:_____________________
Date:___________________